Exhibit 10.31

STEMCELLS, INC.

DIRECTORS’ FEE PLAN

1. Purpose. The following equity compensation plan, entitled the “Directors’ Fee Plan” (hereinafter, the “Plan”), was adopted by the Board of Directors of StemCells, Inc. (the “Company”), effective as of March 16, 2011, to provide a method for paying equity compensation to one or more of the Company’s directors in lieu of cash compensation otherwise owed to them for Board service, such as quarterly retainers and meeting attendance fees. Participation in the Plan is entirely discretionary and open to each of the currently serving non-employee directors of the Company (each a “Director”). The Plan allows such Directors to elect to receive certain fees for services to the Company in the form of cash and/or Company common stock.

2. Establishment. The Plan has been established by the Board under the Company’s existing Amended and Restated 2006 Equity Incentive Plan (the “2006 Incentive Plan”), as permitted by section 3 of the 2006 Incentive Plan. All capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the 2006 Incentive Plan, which is incorporated herein by this reference. The Company has reserved 1,000,000 shares of Company common stock under the 2006 Incentive Plan for issuance under this Plan.

3. Election of Form of Payment.

(a) Any Director may, at any time, make an election in the form attached hereto as Exhibit A to receive a specified percentage of fees for services to be performed by the Director as a member of the Board, including fees for service on Board committees (any such compensation hereinafter, the Director’s “Fees”), in the form of cash and/or an Award of Company common stock. Any election received by the Company’s CEO will become effective on the first day of the calendar quarter immediately after the calendar quarter in which the election was received by the Company. Each Director’s election will continue in force and effect until the earlier of: (i) the end of the Director’s service on the Board, (ii) the consummation of a Covered Transaction, (iii) termination or expiration of the Plan or the 2006 Incentive Plan, (iv) the date on which the Company’s common stock is no longer publicly traded, and (v) delivery by the Director of a superseding election, which will become effective on the first day of the immediately following calendar quarter, as provided above.

(b) An individual who first becomes a Director after the beginning of a calendar quarter will be paid all Fees in cash for the remainder of that calendar quarter, but may make an election described in Section 3(a) for any future calendar quarter, provided such election is made in accordance with Section 3(a).

(c) A Director’s Fees will be paid 100% in cash unless and until he or she makes an election to the contrary.

4. Payment.

(a) The Company will make a cash payment and/or issue shares of common stock to each Director participating in the Plan for Fees owed, within five (5) business days of the first business day of each calendar quarter, in each case in accordance with such Director’s then-current election and the provisions of the Plan. If a Director has elected, pursuant Section 3, above, to receive any portion of his or her Fees in the form of an Award of common stock issued under the 2006 Incentive Plan, the number of shares issuable will be calculated by multiplying the Fees owed by the percentage to be paid in stock, as provided in the Director’s current election, and then dividing the product by the closing price of the Company’s common stock, as reported on the applicable U.S. stock exchange, on the first trading day of the calendar quarter in which payment is made; provided, however, that the Company will round shares paid down to the nearest whole share. No partial shares will be issued.

(b) Any stock Award received pursuant to this Plan will be granted under and pursuant to the 2006 Incentive Plan and will be subject to all of the terms and conditions therein.

(c) Stock Awards under this Plan will be fully vested. However, the resale or other transfer of shares issued under the Plan to Directors may be restricted by U.S. securities law as well as by the Company’s Insider Trading Policies, as may then be in effect.

(d) Stock Awards may be either certificated or uncertificated, at the Administrator’s election. Directors must have an active brokerage account in order to participate in the Plan.

5. Restriction on Alienation. No person shall have any right to sell, assign, transfer or otherwise convey any rights or obligations hereunder, in whole or in part, whether voluntarily or involuntarily, which rights and obligations are expressly declared to be non-assignable and non-transferable.

6. Section 409A of the Code. Each election hereunder is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Plan, neither the Company nor any person acting on behalf of the Company shall be liable to any Director or to his or her estate or beneficiary by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Plan to be exempt from or to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

7 Successors. The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and each participating Director, his or her personal representatives, designated beneficiary and next-of-kin.

8. Administration. The Administrator shall have full discretionary power to administer the Plan, including, but not limited to, the power to interpret the Plan and make and enforce such rules as it deems necessary or proper for the efficient administration of the Plan. Interpretations and determinations under the Plan by the Administrator are binding and conclusive.

9. Recapitalizations. In the event of any change in the capitalization of the Company, such as a stock split, reverse stock-split, corporate merger, or reorganization, the Administrator may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award will always be a whole number.

10. Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the Plan. No amendment, alteration, suspension, or termination of the Plan will impair the vested rights of any Director, unless mutually agreed otherwise in writing by the Company and the Director.

11. Governing Law. The Plan will be governed by the laws of the State of California, without reference to principles of conflict of laws.

StemCells, Inc.

By:	/s/ Kenneth B. Stratton
Name:	Kenneth B. Stratton,
General Counsel and Company Secretary

Exhibit A: Directors’ Fees Election Form

I,                                 , hereby elect to have my Fees paid to me in the following form (one form of payment should be marked with an “x”), pursuant to the Directors’ Fees Plan of StemCells, Inc. (“Company”):

100% cash;
50% cash and 50% common stock Award under the 2006 Incentive Plan; or
100% common stock Award under the 2006 Incentive Plan.

Common stock should be deposited into the following brokerage account:

I understand that “Fees” will include payments owed to me for my service on the Company’s Board of Directors, including its committees, such as the following retainer amounts and attendance fees, if applicable (as may be amended from time to time):

Retainer, members of the Board	$6,250 each quarter, payable on the last day of each quarter
Retainer, Chairman of the Board	$12,500 each quarter, payable on the last day of each quarter
Standing Committee Chairmanships	Audit: Compensation Nominating/Gov. Strategic Trans	$2,500 quarterly 1,250 quarterly 1,250 quarterly 1,250 quarterly
	all payable on the last day of each quarter
Board Meetings, in person or by videoconference	$2,000
Meetings of Standing Committees, in person or by videoconference	$1,000
Board or Standing Committee Meetings by phone	$1,000 (Board mtg); $500 (committee mtg)

I understand that an investment in the Company involves risks and uncertainties and that no assurance is given that I will be able to sell any stock issued to me under the Plan, at any particular time or at any particular price.

Accepted and Agreed:

Director
Date:

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